Exhibit 99

Manning & Napier, Inc. Announces the Resignation of James Mikolaichik, CFO

FAIRPORT, NY, July 13, 2016 – Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today announced that its Board of Directors accepted the resignation of James Mikolaichik, Chief Financial Officer (CFO) of the Company effective within the next 30 days. Mr. Mikolaichik has decided to accept an opportunity outside the asset management industry.

Mr. Mikolaichik will continue in his position while working closely with management and the Board of Directors to implement an appropriate transition process, which will be announced prior to his departure.

Speaking on behalf of the Board of Directors, William Manning, co-founder and Chairman of the Board and Chief Executive Officer, commented, “Jim has decided to pursue an opportunity outside of the asset management industry. The firm anticipates no lapse in any of the important functions that Jim was performing, and no lapse in areas vital to the ongoing changes that the firm is making to its strategic position. We wish him well and hope that he is successful in his new position.”

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY.

Contacts

Investor Relations Contact

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations Contact

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

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